 As filed with the Securities and Exchange Commission on October 6, 2022

Registration No. 333-202569

Registration No. 333-222255

Registration No. 333-228825

Registration No. 333-249608

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-202569

REGISTRATION STATEMENT NO. 333-222255

REGISTRATION STATEMENT NO. 333-228825

REGISTRATION STATEMENT NO. 333-249608

UNDER THE SECURITIES ACT OF 1933

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	26-3136483
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

345 Park Avenue

New York, New York 10154

(212) 583-5000

(Address and Zip Code of Principal Executive Office)

Bluerock Residential Growth REIT, Inc. 2014 Equity Incentive Plan for Individuals

Bluerock Residential Growth REIT, Inc. Second Amended and Restated 2014 Equity Incentive Plan for Individuals

Bluerock Residential Growth REIT, Inc. Third Amended and Restated 2014 Equity Incentive Plan for Individuals

Bluerock Residential Growth REIT, Inc. Fourth Amended and Restated 2014 Equity Incentive Plan for Individuals

(Full titles of the plans)

Asim Hamid

Senior Managing Director and Vice President

345 Park Avenue

New York, New York 10154

(212) 583-5000

(Name, address, and telephone number,
including area code, of agent for service)

Copy to:

Brian M. Stadler

Matthew B. Rogers

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to each of the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) is being filed by Bluerock Residential Growth REIT, Inc. (the “Registrant” or “BRG”) to terminate all offerings under the Prior Registration Statements and to deregister any and all shares of BRG common stock, par value $0.01 per share (the “Shares”), together with any and all plan interests and other securities registered but unsold as of the date hereof thereunder (note that the Share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

•	Registration Statement on Form S-8 (No. 333-202569), which was filed with the Securities and Exchange Commission (the “Commission”) on March 6, 2015, pertaining to the registration of 275,862 Shares issuable under the Bluerock Residential Growth REIT, Inc. 2014 Equity Incentive Plan for Individuals;

•	Registration Statement on Form S-8 (No. 333-222255), which was filed with the Commission on December 22, 2017, pertaining to the registration of 1,075,000 Shares issuable under the Bluerock Residential Growth REIT, Inc. Second Amended and Restated 2014 Equity Incentive Plan for Individuals;

•	Registration Statement on Form S-8 (No. 333-228825), which was filed with the Commission on December 14, 2018, pertaining to the registration of 2,250,000 Shares issuable under the Bluerock Residential Growth REIT, Inc. Third Amended and Restated 2014 Equity Incentive Plan for Individuals; and

•	Registration Statement on Form S-8 (No. 333-249608), which was filed with the Commission on October 22, 2020, pertaining to the registration of 3,000,000 Shares issuable under the Bluerock Residential Growth REIT, Inc. Fourth Amended and Restated 2014 Equity Incentive Plan for Individuals.

Effective on October 6, 2022, pursuant to that certain Agreement and Plan of Merger, dated as of December 20, 2021 (the “Merger Agreement”), by and among BRG, Badger Parent LLC (“Parent”) and Badger Merger Sub LLC (“Merger Sub”), BRG merged with and into Merger Sub, with Merger Sub continuing as the surviving company in the merger (the “Merger”).

In connection with the completion of the Merger and related transactions contemplated by the Merger Agreement, the offerings pursuant to the above-referenced Prior Registration Statements have been terminated. In accordance with undertakings made by BRG in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, Merger Sub, as successor to BRG, hereby removes from registration any and all securities registered but unsold under each of the Prior Registration Statements as of the date hereof. Each of the Prior Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the above-referenced Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 6th day of October, 2022.

BADGER MERGER SUB LLC (as successor by merger to Bluerock Residential Growth REIT, Inc.)

By:	/s/ Asim Hamid
	Name:	Asim Hamid
	Title:	Senior Managing Director and Vice President

*            Pursuant to Rule 478 under Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Prior Registration Statements.